EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-59080, 33-65268, 33-96558, and 333-52739) on Form S-8 of Minerals Technologies Inc. of our reports dated March 2, 2006, with respect to the consolidated balance sheets as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Minerals Technologies Inc.

Our report refers to the adoption in 2003 of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations."

KPMG LLP

New York, New York
March 2, 2006